RANDGOLD RESOURCES LIMITED
Incorporated in Jersey, Channel Islands
Reg. No. 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

MALI GOLD INDUSTRY REQUIRES REINVESTMENT TO SECURE ITS FUTURE

BAMAKO, MALI, 16 OCTOBER 2006 (LSE:RRS)(NASDAQ:GOLD) - Mali's currently burgeoning gold mining industry requires reinvestment from the mining companies as well as the Mali government if it is still to thrive in 10 years' time, says
Randgold Resources chief executive Mark Bristow.

Speaking at an open day at the company's Morila joint venture, Bristow noted
that mining constantly needed to replenish the sources of the gold it produced and also had to expand its intellectual base to cope with the challenges presented by an increasingly complex business.

"Randgold Resources believes the best way for the industry to create value for all stakeholders, including its host countries, is through discovery and development. It was our discovery of the Morila deposit that created a mine that since 2000 has produced more than four million ounces of gold, generated total cash profits of more than US$900 million and contributed FCFA334 billion (US$636 million) to the Malian economy. While Morila is now entering the last stage of its life, it still has a number of profitable years ahead of it, and we are still exploring with some success around the fringes of the deposit and beyond,"
Bristow said.

"It was our belief in Mali's prospectivity, coupled with the productive partnership we have forged with its government and people, that gave us the confidence to reinvest substantially in this country. Last year, we opened a new mine at Loulo and tomorrow, the Minister of Mines, Energy and Water, His
Excellency Hamed D. Semega, will officially launch the development of an underground mine to complement the two existing open-cast operations there.
Loulo will eventually be four mines in one, and a true world-class gold project."

Bristow noted that Randgold Resources was continuing to explore extensively at and around Morila and Loulo.

 "We are also committed to nurturing and empowering local management. Our general manager for Mali, our financial controller and the general manager at
Loulo are all Malian nationals. In addition, we have taken the lead in such initiatives as the establishment of the KankouMoussa gold bank to provide a service to artisanal producers and local jewellers," Bristow said.

"During the last couple of years Randgold Resources directly reinvested more than US$150 million in Mali. It's an investment we believe will not only benefit ourselves but also our partners, the government and people of Mali. While we are happy to show the way, we believe it is important for all concerned to understand that securing a sustainable future for Mali's gold industry will require a commensurate commitment from the other gold companies here, as well as from government."

RANDGOLD RESOURCES ENQUIRIES:
   Chief Executive     Financial Director    Investor & Media Relations
   Dr Mark Bristow     Roger Williams        Kathy du Plessis
   +44 779 775 2288    +44 791 709 8939      +27 11 728 4701
   +223 675 0122       +223 675 0109         Cell: +27 83 266 5847
                                             Email: randgoldresources@dpapr.com
                                                    ---------------------------

Website:  www.randgoldresources.com
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DISCLAIMER: Statements made in this document with respect to Randgold Resources'
current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Randgold
Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The 2005 annual report notes that the financial statements do not reflect any provisions or other adjustments that might arise from the claims and legal process initiated by Loulo against MDM. Other potential risks and uncertainties include risks associated with: fluctuations in the market price of gold, gold production at Morila, the development of Loulo and estimates of resources, reserves and mine life. For a discussion on such other risk factors refer to the annual report on Form 20-F for the year ended 31 December 2005 which was filed with the United States Securities and Exchange Commission (the 'SEC') on 29 June
2006. Randgold Resources assumes no obligation to update information in this release. Cautionary note to US investors: the 'SEC' permits companies, in their filings with the 'SEC', to disclose only proven and probable ore reserves. We use certain terms in this release, such as "resources", that the 'SEC' does not recognise and strictly prohibits us from including in our filings with the
'SEC'. Investors are cautioned not to assume that all or any parts of our resources will ever be converted into reserves which qualify as 'proven and probable reserves' for the purposes of the SEC's Industry Guide number 7.